Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

HAMER MERGER SUB, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hamer Merger Sub, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), dated as of March 2, 2026, is entered into by USA Rare Earth, Inc., a Delaware corporation (the “Sole Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed on March 2, 2026, pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), by filing with the Secretary of State of the State of Delaware the Certificate of Formation of the Company in the form attached hereto as Exhibit A; and

WHEREAS, the Sole Member desires to participate in such a limited liability company for the purpose of engaging in any act or activity for which limited liability companies may be organized under the law, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby mutually covenant and agree as follows:

1.  Name. The name of the limited liability company is “Hamer Merger Sub, LLC”. All business of the Company shall be conducted under such name.

2.  Purpose. The Company is organized for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.

3.  Term. The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

4.  Capital Contributions. The Sole Member’s membership interests in the Company shall be represented by one hundred (100) membership units (each, a “Unit”). Such Units shall be uncertificated. The Sole Member shall not be required to make any additional capital contribution to the Company without its consent. The Sole Member may make additional capital contributions to the Company in its sole discretion.

5.  Member Managed. The right and power to manage and control the business and affairs of the Company shall be vested exclusively in the Sole Member, and the Sole Member shall have the exclusive right and power, in the name of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company.

6.  Officers. (a) Subject to the direction of the Sole Member, the day-to-day administration of the business of the Company shall be carried out by persons who may be designated as officers (each an “Officer”) as and to the extent authorized by the Sole Member. The Officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Sole Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Sole Member. Any number of offices may be held by the same person.

(b)  The following persons shall be, and each of them hereby is, (i) appointed to serve as all of the Officers of the Company, to hold the office set forth opposite their names until their successors shall have been duly elected or appointed and shall qualify, or as otherwise provided in this Agreement; and (ii) approved by the Sole Member to act on behalf of the Company in accordance with Section 6(a):

David Kronenfeld                                     President, Treasurer, and Secretary

7.  Principal Place of Business; Registered Office and Agent. The Company may establish any place of business as the Sole Member may from time to time deem advisable, which shall initially be Corporate Creations Network Inc., 100 West Airport Road, Stillwater, Oklahoma 74075. The initial address of the registered office of the Company in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware 19803. Such registered office may be changed by the Sole Member.

8.  Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the election by the Sole Member so to dissolve, liquidate and terminate the Company. Notwithstanding anything to the contrary contained herein, the bankruptcy, liquidation, dissolution or expulsion of the Sole Member, or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company, shall not cause the dissolution of the Company.

9.  Fiscal Year. The fiscal year of the Company shall be the calendar year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended.

10.  Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member in its sole discretion.

11.  Filings. (a) The Certificate of Formation was filed with the Secretary of State of the State of Delaware on March 2, 2026, by an “authorized person” within the meaning of the Act, and the Sole Member hereby ratifies, confirms and approves such filing as the act of the Sole Member. The Sole Member shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.

(b)  The Sole Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(c)  The Sole Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Sole Member shall cause the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

12.  Limitation on Liability of the Sole Member. The Sole Member shall not be bound by, or be personally liable for, by reason of being a manager or member of the Company, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of the Sole Member shall be limited solely to the amount of its capital contributions.

13.  Indemnification. (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member nor any Officer or employee of the Company, and no shareholder, member, director, officer or employee of its affiliates (each, a “Covered Person”) shall be liable to the Company for any act or omission (in relation to the Company or this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, unless such act or omission resulted from fraud, bad faith or willful misconduct, by such Covered Person. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of any rights under other laws which may not be waived.

(b)  To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs, including its status as a member therein. A Covered Person shall not be entitled to indemnification under this Section 13 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith or willful misconduct, gross negligence, or a violation of applicable securities laws, except that nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of rights under other laws which may not be waived. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Covered Person acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Sole Member, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 13.

(c) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Covered Person acting under this Agreement shall not be liable to the Company for its good faith reliance on the provisions of this Agreement or the advice of accountants and counsel. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Sole Member to modify to that extent such other duties and liabilities of such Covered Person.

(d)  Except as otherwise provided by the Act, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

14.  Income Tax Classification. The Sole Member shall have authority to determine in its sole discretion the U.S. federal (and applicable state and local) income tax classification of the Company, and shall in its sole discretion make (or cause to be made) any election required to ensure that the Company is so classified. The Company’s books of account shall be maintained on a basis consistent with such treatment. The Sole Member shall take (or cause to be taken) all actions, including the amendment of this Agreement and the execution of other documents, as may be reasonably required in order for the Company to be so treated. For the avoidance of doubt, the President shall be authorized to take any required actions at the direction of the Sole Member in connection with the foregoing.

15.  Governing Law. This Agreement, including its existence, validity, construction and operating effect shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The Company is formed as a limited liability company under the laws of the State of Delaware pursuant to the Act, and the rights and liabilities of the Sole Member shall be as provided therein, except as herein otherwise expressly provided.

16.  Amendments. This Agreement may only be amended by a writing duly signed by the Company and the Sole Member.

17.  Successors and Assigns. This Agreement and all of the provision hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.

USA RARE EARTH, INC.

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Authorized Signatory

[Signature Page to Hamer Merger Sub, LLC - Limited Liability Company Agreement]

EXHIBIT A

CERTIFICATE OF FORMATION